Exhibit 10.46

2019 RSU GRANT AGREEMENT

Participant Name:	###PARTICIPANT_NAME###
Grant Date:	###GRANT_DATE###
Number of RSUs	###TOTAL_AWARDS###
Currency of RSUs:	[USD] / [CAD]
Applicable Exchange:	[NYSE] / [TSX]
Vesting Date:	###VEST_SCHEDULE_TABLE###

This Grant Agreement including Schedule "A" hereto (collectively, this "Agreement") is between you, the eligible employee of Encana Corporation (the "Corporation") or its Affiliate ("Participant"), and the Corporation.

WHEREAS the Corporation has established the Omnibus Incentive Plan of Encana Corporation (the "Plan") and all capitalized terms used and not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan;

AND WHEREAS Participant is an employee of the Corporation or its Affiliate and the Committee has authorized the granting to Participant of certain restricted share units (the "RSUs") in such number as set out above pursuant to, and in accordance with, the provisions of the Plan and this Agreement;

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration including, among other things, the employment services rendered by Participant to the Corporation or its Affiliate, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed by and between the parties hereto as follows:

1.	Certain Defined Terms. For the purposes of this Agreement, the following capitalized terms will have the meanings given below:
(a)

"Cause" means (A) on or after a Change in Control, "CIC Cause" as defined in the Plan, or (B) prior to a Change in Control, (1) "cause" as defined in any Individual Agreement to which the Participant is a party as of the Date Employment Ceases, or (2) if there is no such Individual Agreement or it does not define cause, cause as determined by the Corporation or the Affiliate, as applicable, in its sole discretion, which shall include, among other factors, provisions (i) and (ii) of a "CIC Cause" as defined in the Plan;

(b)

"Early Retirement" means Participant’s Termination of Service on or after Participant’s attainment of the age of 55 years and prior to Participant’s attainment of the age of 60 years that is (i) initiated by the Corporation or an Affiliate, as applicable, for any reason other than Cause, or (ii) due to Participant’s resignation;

(c)	"Grant Date" means the date set forth on the cover page of this Agreement, subject to Section 1.2(dd) of the Plan; and
(d)	"Normal Retirement" means Participant’s Termination of Service on or after Participant’s attainment of the age of 60 years that is (i) initiated by the Corporation or an Affiliate, as applicable, for any reason other than Cause, or (ii) due to Participant’s resignation.
2.

Grant of RSUs. Effective as of the Grant Date specified above, the Corporation hereby grants the RSUs to Participant, in accordance with, and subject to the terms and conditions of, the Plan and this Agreement. Each RSU represents the right to receive, subject to the terms and conditions of the Plan and this Agreement, either (a) one Share or (b) a cash payment equal to the Fair Market Value of one Share as of the date of settlement, as determined by the Committee in its sole discretion (in each case, the "Vested RSU Payment").

3.

Dividend Equivalent RSUs. When cash dividends are paid by the Corporation on outstanding Shares, the Corporation shall credit additional dividend equivalent RSUs ("DEUs") with respect to the RSUs in accordance with this Section 3. The number of such DEUs (including fractional DEUs) to be credited in respect of each dividend record date will be calculated by dividing the aggregate amount of the cash dividend that would have been paid to the Participant if the RSUs and DEUs outstanding at such dividend record date had been Shares by the closing price per Share on the Applicable Exchange on the Trading Day immediately preceding the dividend payment date for such cash dividends. Each whole DEU represents the right to receive, subject to the terms and conditions of the Plan and this Agreement, the Vested RSU Payment. DEUs shall be subject to the same terms and conditions as the RSUs and shall vest and be settled at the same time and in the same form as the RSUs to which such DEUs relate. Fractional DEUs shall be rounded up to the nearest whole number as of the date of settlement.

4.

Vesting. The RSUs shall vest on the vesting date or dates specified above (each such date, a "Vesting Date") subject to Participant’s continued employment with the Corporation or its Affiliate through the applicable Vesting Date, except as otherwise provided in Sections 5, 6, 7 and 8 below.

5.

Effect of Change in Control. In accordance with Section 10.1(a) of the Plan, in the event of a Change in Control, the RSUs shall vest immediately prior to the time of such Change in Control, except to the extent that the RSUs are replaced with a Replacement Award. If the RSUs are replaced with a Replacement Award, then from and after the Change in Control, references herein to "RSUs" shall be deemed to refer to the Replacement Award.

6.

Effect of Termination of Service. Upon Participant’s Termination of Service prior to the applicable Vesting Date for any reason other than due to Participant’s death, Early Retirement, Normal Retirement, or termination without CIC Cause or with Good Reason within the Specified Period following a Change in Control (each of which has the treatment specified below), all RSUs will be forfeited immediately.

(a)

Death Prior to Age 60 or Early Retirement. Upon Participant’s (i) death prior to the date that the Participant attains the age of 60 years, or (ii) Termination of Service due to Early Retirement, the RSUs shall vest in proportion to the number of calendar months (rounded up to the nearest whole number of months) from the Grant Date to the Termination of Service relative to the total number of months from the Grant Date through the latest Vesting Date. All RSUs that do not vest pursuant to the preceding sentence shall be forfeited immediately upon such Termination of Service.

(b)

Death on or After Age 60 or Normal Retirement. Upon Participant’s (i) death on or after the date that the Participant attains the age of 60 years, or (ii) Termination of Service due to Normal Retirement, the RSUs shall vest in full.

(c)

Termination Without CIC Cause or With Good Reason Within the Specified Period. If a Change in Control occurs and the RSUs are replaced with a Replacement Award, then upon Participant’s Termination of Service that is (i) initiated by the Corporation or an Affiliate, as applicable, without CIC Cause, or (ii) due to Participant’s resignation for Good Reason, in each case, within the Specified Period following a Change in Control, the Replacement Award shall vest in full.

7.	Effect of Absence.
(a)

Period of Absence. Unless otherwise determined by the Committee, if the applicable Vesting Date occurs during Participant’s Period of Absence, then the relevant RSUs shall vest on such Vesting Date as if Participant were an active employee on such date; provided that, all unvested RSUs will be forfeited upon the date that is two and one-half months following the end of the year in which the Participant is deemed to have a Separation from Service for purposes of Section 409A if the Participant has not returned to active employment with the Corporation or an Affiliate by such date.

(b)

Unpaid Leave of Absence. Unless otherwise determined by the Committee, if the applicable Vesting Date occurs during Participant’s Unpaid Leave of Absence, then the relevant RSUs shall not vest on such Vesting Date. If, immediately following such Unpaid Leave of Absence in which the applicable Vesting Date occurs, Participant returns to active employment with the Corporation or an Affiliate, then the relevant RSUs shall vest upon the date of Participant’s return to active employment. If Participant does not return to active employment immediately following such Unpaid Leave of Absence in which the applicable Vesting Date occurs, then the relevant RSUs shall be forfeited upon the last day of such Unpaid Leave of Absence. Notwithstanding the foregoing, if the Participant has not returned to active employment with the Corporation or an Affiliate by the last day of the calendar year in which the first Vesting Date during the Unpaid Leave of Absence occurs, then all unvested RSUs shall be forfeited on such last day of such calendar year.

8.

Effect of Blackout Period. Where, for any reason, the Fair Market Value determined as of the applicable Vesting Date would be calculated using a Trading Day that is within a Blackout Period, then the deemed Vesting Date solely for purposes of calculating the Vested RSU Payment (in the event that the Vested RSU Payment is in the form of cash) shall be the sixth Trading Day immediately following the end of such Blackout Period to permit the Vested RSU Payment to be determined based on Trading Days which occur immediately following the end of any such Blackout Period.

9.

Effect of Forfeiture/Failure to Vest. Any RSUs (including DEUs) that do not vest in accordance with the terms of this Agreement or are otherwise forfeited shall immediately be cancelled and all of Participant’s rights and interests in respect of such RSUs shall thereupon terminate, in all cases, for no consideration. For greater certainty, no amount shall be payable to any Person as damages, compensation or otherwise in respect of the loss of rights and interests in any RSUs (including DEUs) hereunder, whether in connection with a Participant’s Termination of Service or otherwise.

10.	Settlement of RSUs.
(a)

Once the RSUs have become vested in accordance with the terms of this Agreement, they will be settled, subject to Sections 10(b) and 18(c)(iii), within 30 days following the earliest to occur of (i) the applicable Vesting Date, (ii) any Separation from Service that occurs within the Specified Period following a Change in Control, and (iii) the

Participant’s death; provided that, if the RSUs constitute a Section 409A Amount, then clause (ii) will not apply if the Change in Control does not constitute a 409A Change of Control. Notwithstanding the foregoing, if the RSUs become CIC Vested Awards pursuant to Section 10.1(a) of the Plan, they will be settled in accordance with Section 10.1(a) of the Plan.

(b)

Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Committee shall not settle any RSUs (including DEUs) granted pursuant to this Agreement in Shares unless and until either: (a) the Plan is approved by the Corporation’s shareholders at its 2019 annual general meeting; or (b) the RSUs and DEUs are approved by the Corporation’s shareholders.

11.

Compliance with Law; Tax Withholding. The Corporation’s grant of the RSUs or payment of Shares or cash pursuant to the RSUs is subject to compliance with Applicable Law. As a condition of participating in the Plan, Participant hereby agrees to comply with all such Applicable Law and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with such Applicable Law. Without limiting the generality of the foregoing, Participant hereby acknowledges and agrees that any payment or settlement to Participant in respect of the RSUs shall be subject to such taxes and other withholdings or deductions as may be required by Applicable Law. The provisions of Section 14.4 (Required Taxes) of the Plan shall apply to the RSUs; provided that, if the Participant is an individual covered under Section 16 of the Exchange Act at the time that a taxable event with respect to RSUs occurs, then the Corporation’s withholding obligations with respect to such taxable event will be satisfied by the Corporation or its Affiliate withholding from the Shares deliverable pursuant to the RSUs a number of Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate, except as otherwise approved by the Committee).

12.

No Right to Continued Employment. Neither the Plan nor any action taken thereunder shall interfere with the right of the Corporation or any Affiliate which employs Participant to terminate Participant’s employment at any time.

13.

Incentive Compensation Clawback Policy. Participant acknowledges and agrees that the RSUs (and the grant thereof) and any payment in respect thereof are expressly subject to the terms and conditions of the Corporation’s "Incentive Compensation Clawback Policy", attached hereto as Schedule "A", as same may be amended by the Corporation from time to time.

14.

No Rights as a Shareholder. Participant shall have no rights whatsoever as a shareholder in respect of any Shares (including any rights to receive dividends or other distributions from or on the Shares) other than in respect of Shares (if any) distributed to Participant in satisfaction of Participant’s vested RSUs in accordance with and in the manner provided for in this Agreement.

15.	Amendment.
(a)	Subject to Section 12.3 of the Plan, this Agreement may be unilaterally amended by the Committee.
(b)

Notwithstanding anything to the contrary in the Plan or this Agreement, if the Plan is not approved by the Corporation’s shareholders at its 2019 annual general meeting, the Corporation may unilaterally amend the terms of this Agreement, without obtaining the consent of Participant, to cause this Agreement to be governed by the Restricted Share Unit Plan for Employees of Encana Corporation.
16.

Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the Corporation and its respective successors and assigns and upon Participant and all other persons claiming or deriving rights through Participant.

17.

Choice of Law. This Agreement and the rights of all parties hereunder and the construction of each and every provision hereof shall be governed by and construed in accordance with the laws of the Province of Alberta, without reference to the principles of conflicts of law, and the federal laws of Canada, as applicable. In the event of a dispute, Participant agrees to submit to the jurisdiction of the courts of the Province of Alberta.

18.	Section 409A.
(a)

The RSUs and this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, to the extent that the RSUs constitute a Section 409A Amount, it is intended that the RSUs and this Agreement be administered in all respects in accordance with Section 409A of the Code. However, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed upon Participant or for Participant’s account in connection with the Plan, the RSUs and/or this Agreement (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)	Each payment under any of the RSUs shall be treated as a separate payment for purposes of Section 409A of the Code.
(c)	If the RSUs constitute a Section 409A Amount, the following provisions shall apply:
(i)	In no event may Participant, directly or indirectly, designate the calendar year of any payment to be made under the RSUs.
(ii)	Participant will not be considered to have experienced a Termination of Service unless Participant has experienced a Separation from Service.
(iii)

Notwithstanding any other provision of the Plan or this Agreement to the contrary, if Participant is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation), to the extent required to avoid the imposition of excise tax or penalties under Section 409A of the Code, Shares subject to the RSUs that would otherwise be payable by reason of Participant’s Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the U.S. Participant’s Separation from Service. If Participant dies following the Separation from Service and prior to the payment of any Shares delayed on account of Section 409A of the Code, such Shares shall be paid or provided to the personal representative of Participant’s estate within 30 days following the date of Participant’s death.

19.

Personal Information. Participant agrees to the collection, use and disclosure of personal information about Participant (including, without limitation, personal employee information about Participant) (collectively, "Personal Information") by the Corporation or its Affiliates for purposes of administering and managing the grant of RSUs to Participant hereunder, operation of the Plan and this Agreement and, as applicable, compliance with Applicable Law (the "Purposes").

Without limiting the generality of the foregoing, Participant agrees to the collection, use and disclosure of the Personal Information by the Corporation and its Affiliates from and to such third party service provider(s) as may be retained by the Corporation from time to time to assist with the Purposes ("Service Provider"), as may be reasonably required to fulfil the Purposes, whether verbally (including by telephone), in writing or electronically over the Internet including, without limitation, by e-mail. Participant agrees that any acceptance or consent indicated by Participant in electronic form to any documents provided to Participant by the Corporation or the Service Provider including, without limitation, the Plan and this Agreement shall be the equivalent of original written paper documents and Participant’s written acceptance or consent thereto.

Participant further agrees to provide the Corporation and, where necessary, the Service Provider, with all information, including Personal Information, as may be reasonably required to fulfil the Purposes. Participant acknowledges and agrees that the Corporation, an Affiliate and/or the Service Provider (as applicable) may, from time to time, and in accordance with Applicable Laws, disclose Personal Information including, without limitation, in response to regulatory filings or other lawful requests by a government authority or regulatory body, or for purpose of complying with a subpoena, warrant or other order by a court or other party having jurisdiction over the Corporation, an Affiliate or the Service Provider (as applicable) to compel production of same. Participant acknowledges and agrees that the Corporation, an Affiliate or the Service Provider may, as part of their business practices, collect, use and disclose the Personal Information outside of Canada or the United States (as applicable) in respect of the Purposes. Should Participant have any questions regarding the Corporation’s collection, use and disclosure of Participant’s Personal Information, Participant should contact Encana’s Privacy Officer at privacy@encana.com

20.

Participant understands that by indicating Participant’s acceptance of and agreement with the terms of this Agreement (whether electronically or otherwise), Participant confirms Participant has received and reviewed the Plan and this Agreement, which contain legal terms, and that Participant agrees to be bound by the terms of the Plan and this Agreement.

IN WITNESS WHEREOF this Agreement has been executed effective as of the Grant Date.

ENCANA CORPORATION

Mike Williams

Executive Vice-President, Corporate Services

Schedule "A"

Incentive Compensation Clawback Policy

By resolution of the Board of Directors (the "Board") of Encana Corporation ("Encana" or the "Corporation"), this Policy is effective as of this 22nd day of October, 2012 (the "Effective Date").

This Policy applies to the President & Chief Executive Officer and each Executive-Vice President of the Corporation and any individual who serves in either such capacity on or following the Effective Date (collectively, the "Executive"). References in this Policy to the "Corporation" include, where applicable, any affiliate thereof.

This Policy has been adopted to enhance the Corporation’s alignment with best practices in respect of risk management and executive compensation and shall be, at all times, subject to and interpreted in a manner consistent with applicable laws or the rules of any applicable stock exchange (collectively, "Applicable Rules").

This Policy applies to "Incentive-Based Compensation" which, for the purposes of this Policy, means compensation relating to the achievement of performance goals or similar conditions, excluding salary, perquisites, benefits and pension entitlements, and including, without limitation, any award or grant of or any eligibility, entitlement or gain of, an Executive under the Corporation’s: (i) High Performance Results Plan, or any other short-term incentive plan; or (ii) Long-Term Incentive ("LTI") program including, without limitation, Employee Stock Option Plan, Employee Stock Appreciation Rights Plan, Performance Share Unit Plan, Restricted Share Unit Plan and Deferred Share Unit Plan, as each may be amended from time to time (including any time-based grants under any such plans). For greater clarity, this Policy shall not apply to any Incentive-Based Compensation awarded, granted or paid to an Executive prior to the Effective Date.

Where:

▪

the Corporation is required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement under applicable securities laws (the "Restatement"), (the date upon which the Corporation is required to prepare such Restatement is hereinafter the "Restatement Date");

▪

the Executive received Incentive-Based Compensation referable to the financial years subject to the Restatement in excess of what the Executive would have been paid under the Restatement (the "Overcompensation Amount"); and

▪

the Executive engaged in gross negligence, intentional misconduct or fraud which caused or significantly contributed to the Corporation’s material non-compliance with applicable securities laws which resulted in the requirement for the Restatement;

the Board shall be entitled:

▪

where and to the extent the Overcompensation Amount has been previously paid, transferred or otherwise made available to the Executive, to require the Executive, by written demand, to reimburse the Corporation for the Overcompensation Amount; and

▪

where all or a portion of the Overcompensation Amount has not been paid, transferred or otherwise made available to the Executive, the right of the Executive to be so paid or have such benefit transferred or otherwise made available to him or her shall, to the extent required to reimburse the Corporation for such Overcompensation Amount, immediately terminate and be forfeited by the Executive and where required, cancelled by the Corporation to such extent and upon such date as may be specified by the Board; and
▪

to the extent the Overcompensation Amount is not immediately recovered upon demand from the Executive, whether via direct reimbursement, forfeiture and/or cancellation, to require a sufficient quantity or value of any compensation owing by the Corporation to the Executive including, without limitation, any unvested or unexercised awards under the LTIs (the "Outstanding LTIs"), be immediately withheld and/or irrevocably cancelled by the Corporation to compensate for (or set off the value of same against) the Overcompensation Amount or any unrecovered portion thereof, and to bring any other actions against the Executive which the Board may deem necessary to recover the Overcompensation Amount.

The period of time during which the Corporation shall be entitled to seek recovery of the Overcompensation Amount from the Executive shall be three (3) years from the Restatement Date. Recoupment of Overcompensation Amounts under this Policy shall be initiated by the Corporation at the request of the Board, and all amounts recoverable or payable hereunder shall be paid to the Corporation or as directed by the Board.

If Applicable Rules require the Corporation to adopt a policy or provisions relating to the recoupment or recovery of incentive-based or other compensation based on restated financial statements which are inconsistent with or materially differ from this Policy and the Board adopts such policy or provisions to comply with Applicable Rules (the "New Policy"), such New Policy shall replace and supersede this Policy and shall apply to Incentive-Based Compensation granted or awarded to the Executive following the effective date of the New Policy. Subject to Applicable Rules, this Policy shall continue to apply to Incentive-Based Compensation granted or awarded to the Executive prior to the effective date of the New Policy. This Policy may be terminated at any time by the Board.